Exhibit 10(o)

A. O. SMITH CORPORATION

INCENTIVE COMPENSATION AWARD AGREEMENT

FOR 2008

THIS AGREEMENT, made and entered into this 5th day of November, 2008 by and between A. O. Smith Corporation (hereinafter called the “Company”) and Paul W. Jones (hereinafter called “Executive”);

W I T N E S S E T H :

WHEREAS, the Board of Directors of the Company has adopted the A. O. Smith Corporation Combined Incentive Compensation Plan, as amended January 1, 2007, (hereinafter called the “Plan”) which is administered by the Personnel and Compensation Committee of the Board of Directors (hereinafter called the “Committee”);

WHEREAS, the Executive, upon the terms and conditions herein set forth, will be a participant for the fiscal year of the Company commencing January 1, 2008, (hereinafter called the “Plan Year”) under the Plan, the terms and conditions of which Plan are incorporated herein by reference;

WHEREAS, this Agreement constitutes a separate contract such as is provided for in the Plan;

NOW, THEREFORE, in consideration of the payments herein provided, and of the covenants and agreements herein set forth, the parties hereby mutually covenant and agree as follows:

I.	Employment. Executive agrees to remain in the employ of the Company for the entire Plan Year, but it is understood that the Executive’s employment may be terminated at any time by the Company.

II.	Award. The Company, subject to the limitations of the Plan, shall provide the Executive the following additional Stock Option Award for 2008 subject to the conditions set forth in the Plan.

A.	Stock Option

(i)	The Company grants the Executive a Non-Qualified Stock Option to purchase from the Company an aggregate amount of 41,100 Shares of the common stock of the Company, authorized and unissued or, at the discretion of the Company, treasury stock if available.

(ii)	The price to be paid for the Shares upon exercise of this option shall be $32.01 per Share which is equal to the average of the high and low sales price of the Shares on the New York Stock Exchange on the grant date of November 5, 2008.

(iii)	This option is exercisable as follows:

a)	13,700 Shares become exercisable on November 5, 2009.

b)	13,700 Shares become exercisable on November 5, 2010.

c)	13,700 Shares become exercisable on November 5, 2011.

(iv)	The right to exercise the option expires on November 5, 2018.

(v)	Except as provided below, this option may only be exercised by the Executive while in the employ of the Company.

(vi)	This option may be exercised only by written notice served by the Executive upon the Secretary of the Company at its office at Milwaukee, Wisconsin, specifying the number of Shares in respect to which this option is being exercised, accompanied by payment for such Shares in such form as the Company may deem acceptable. Such Shares upon payment of the purchase price shall be fully paid and non-assessable.

(vii)	This option shall not be transferable by the Executive otherwise than by will or the laws of descent and distribution, and may be exercised, during the life of the Executive, only by the Executive.

(viii)	This option shall be subject to the following events and shall be disposed of, or acted upon, in the manner set forth below:

a)	If the Executive ceases to be an employee of the Company for any reason other than disability, retirement, death, or involuntary termination due to the sale of an operating unit, then this option shall terminate;

b)	If the Executive ceases to be an employee of the Company by reason of disability or retirement, then this option shall terminate at the earlier of five (5) years from the date of termination of employment or November 5, 2018;

c)	If the Executive ceases to be an employee of the Company by reason of death or involuntary termination due to the sale of an operating unit, then this option shall terminate at the earlier of one (1) year from the date of death or involuntary separation or November 5, 2018.

(ix)	Executive agrees on behalf of Executive, and the heirs, legatees, and legal representatives of Executive, with respect to all Shares (or any Shares of the Company’s Common Stock issued pursuant to a stock dividend or stock split thereon or any securities issued in lieu thereof or in substitution or exchange therefor), that Executive, and the heirs, legatees, and legal representatives of Executive, will comply with such restrictions as may be necessary to satisfy the requirements of the Securities Act of 1933.

(x)	Executive shall not be deemed for any purposes to be a stockholder of the Company with respect to any of the Shares except to the extent that this option shall have been exercised with respect thereto and a stock certificate issued therefor.

(xi)	The existence of this option shall not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or prior preference stock of, or affecting the common stock of, the Company or the rights thereof, or dissolution or liquidation of the Company, or any sale or transfer of all or part of its assets or business, or any other Corporate act or proceeding, whether of a similar character or otherwise.

III.	Beneficiary. In accordance with the Plan, the Executive, by completing and signing a “Designation of Beneficiary” shall have the right to designate a beneficiary to receive any payment of any Award (deferred or otherwise) remaining unpaid at Executive’s death, all in the manner and to the extent set forth in this Agreement. The designation may be changed at any time by written notice delivered to the Committee or its representative. If no Designation of Beneficiary is made, any Award remaining unpaid, in whole or in part, at the time of death of the Executive, shall be paid to his legal representative.

IV.	Withholding. As to any payment of Shares or cash credited or paid pursuant to this agreement, the Committee may require that the Executive or his personal representative, as the case may be, agree to any procedure necessary to enable the Company to make adequate income tax withholdings.

V.	Nonassignability. Neither Executive nor any of his beneficiaries shall have any right or power to alienate, anticipate, commute, pledge, encumber or assign any right to receive any amount which hereafter may become or at any time be due hereunder, and no attempt to effect any such alienation, anticipation, commutation, pledge, encumbrance or assignment will be recognized, honored or accepted by the Company.

VI.	Forfeiture. So long as any portion of any Award (including amounts deferred), remain unpaid or undistributed, the Executive’s right to receive such amount shall be forfeited if the Executive at any time during or after his employment with the Company shall do any act, or engage directly or indirectly (whether as owner, partner, officer, employee or otherwise) in the operation or management of any business which, in the judgment of the Company, is detrimental to or in competition with the Company or any of its subsidiaries or affiliates.

VII.	Defined Terms. The terms used in this Agreement shall have the same meaning as the terms defined in the Plan.

IN WITNESS WHEREOF, the Company has caused this instrument to be executed by its duly authorized officer, and the Executive has hereunto affixed his hand and seal, the day and year first above written.

A. O. SMITH CORPORATION

By:	/s/ Mark A. Petrarca
Senior Vice President
Human Resources and Public Affairs

By	/s/ Paul W. Jones
Executive

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